                                                                    EXHIBIT 10.7

                               SUBLEASE AGREEMENT

                                     BETWEEN

                         PURDUE PHARMA, L.P, SUBLESSOR

                                       AND

                      AMICUS THERAPEUTICS, INC., SUBLESSEE

Building Address:      6 Cedar Brook Drive
                       Cranbury, New Jersey 08512

Subleased Premises:    A Portion of the First Floor and
                       The Entire Second Floor

                               SUBLEASE AGREEMENT

      SUBLEASE AGREEMENT ("SUBLEASE") made as of this 12 day of May, 2005, by and between PURDUE PHARMA L.P., a Delaware limited partnership having an office at One Stamford Forum, Stamford, CT 06901-3413 ("SUBLESSOR") and AMICUS THERAPEUTICS, Inc., a Delaware corporation having an office at 675 US Hightway One, North Brunswick, NJ 08902 ("SUBLESSEE").

                                   WITNESSETH:

      WHEREAS, pursuant to a Lease Agreement dated as of December 13, 2000 (the "PRIME LEASE"), between Cedar Brook 10 Corporate Center, L.P., as landlord ("LANDLORD"), and Sublessor, as tenant, Landlord leased to Sublessor certain premises containing approximately 114,486 rentable square feet (the "PREMISES"), in the building located at 6 Cedar Brook Drive, Cranbury, New Jersey 08512 (the "BUILDING").

      WHEREAS, Sublessor desires to sublease to Sublessee and Sublessee desires to sublease from Sublessor a portion of the Premises, consisting of a portion of the first floor and the entire second floor of the Building, containing approximately 31,906 rentable square feet which is made up of 12,293 rentable square feet of laboratory space (the "LAB SPACE"), 11,308 rentable feet of office space (the "OFFICE SPACE") and 8,305 rentable square feet of unfinished(the "UNFINISHED SPACE") and shown outlined on the Floor Plan annexed hereto as EXHIBIT A, and made a part hereof (collectively the "SUBLEASED PREMISES"), on the terms, covenants and conditions hereinafter provided,

      NOW, THEREFORE, Sublessor and Sublessee covenant and agree as follows:

1.    SUBLEASE.

      (a) Sublessor hereby subleases to Sublessee, and Sublessee hereby hires and subleases from Sublessor, the Subleased Premises.

      (b) The parties acknowledge and agree that for all purposes of this Sublease, as of the Commencement Date (hereafter defined) (i) the Subleased Premises conclusively shall be to contain 31,906 rentable square feet, (ii) the Lab Space conclusively shall be deemed to contain 12,293 rentable square feet,
(iii) the Office Space conclusively shall be deemed to contain 11,308 rentable square feet, and (iv) the Unfinished Space conclusively shall be deemed to contain 8,305 rentable square feet.

2.    TERM.

      (a) The term (the "TERM") of this Sublease shall commence on the date which is the later to occur of (i) the date when this Sublease has been fully executed and delivered by both Sublessor and Sublessee, (ii) the date Sublessor notifies Sublessee it has received the consent of the Landlord or Landlord's consent was deemed given and (iii) the date that possession of the Subleased Premises are provided to Sublessee (the "COMMENCEMENT DATE"), and shall expire on February 28, 2012 or on such earlier date upon which the Term may expire or terminate pursuant to any provision set forth herein (the "EXPIRATION DATE"). It is expressly understood and agreed that Sublessee shall have no rights whatsoever to extend the Term and/or expand the Subleased Premises, except as otherwise set forth in Section 29 of this Sublease.

      (b) After the Commencement Date, Sublessee and Sublessor shall execute a memorandum, in a form reasonably acceptable to both parties, memorializing the Commencement Date. Notwithstanding the foregoing, Sublessee agrees that failure or omission to execute such a memorandum will not effect the Commencement Date.

3.    BASE RENT.

During the entire Term, Sublessee shall pay Sublessor, as rent for each part of the Subleased Premises, the following annual sums ("BASE RENT"), in equal monthly installments, in advance on the first day of each month, without setoff or deduction whatsoever (except to the extent otherwise specifically set forth herein):

LAB SPACE AND
OFFICE SPACE:

                                                                                 Annual Base Rent
                                                                                 Rate Per Rentable
          Period                     Annual Base Rent      Monthly Base Rent        Square Foot
--------------------------           ----------------      -----------------     -----------------
From the Commencement Date             $ 660,828.00            $ 55,069.00           $ 28.00
through and including
February 28, 2007

From March 1, 2007 through             $ 759,952.20            $ 63,329.35           $ 32.20
and including the
Expiration Date

UNFINISHED
  SPACE:


                                                                                 Annual Base Rent
                                                                                 Rate Per Rentable
          Period                     Annual Base Rent      Monthly Base Rent        Square Foot
--------------------------           ----------------      -----------------     -----------------
From the Commencement Date             $ 141,185.00            $ 11,765.42           $ 17.00
through and including
February 28, 2007

From March 1, 2007 through             $ 153,642.50            $ 12,803.54           $ 18.50
and including the
Expiration Date

Notwithstanding the foregoing, Sublessor hereby grants Sublessee an abatement of the Base Rent only (such abatement specifically excluding any additional rent) for (i) the Lab Space and Office Space for the period commencing on the Commencement Date and expiring on the date which is sixty (60) days next following the Commencement Date and (ii) the Unfinished Space for the period commencing on the Commencement Date and expiring on the date which is one hundred and eighty (180) days next following the Commencement Date (the "ABATEMENT PERIODS"), provided that no Event of Default has occurred and the Sublease remains in full force and effect. In the event Sublessee shall default with respect to any of its obligations under this Sublease at any time during the Term of this Sublease, in addition to all of Sublessor's right and remedies under This Sublease, Sublessor shall be entitled to full payment of Base Rent for the Abatement Periods.

It the Commencement Date occurs on a day which is not the first day of a calendar month, or if the Expiration Date occurs on a day which is not the last day of a calendar month, then the Base Rent payable under this Sublease for such month shall be appropriately adjusted so that Sublessee pays Base Rent only for the portion of such calendar month occurring within the Term.

4.    ADDITIONAL RENT.

In addition to the Base Rent under Section 3 above, Sublessee shall pay Sublessor additional rent as follows:

      (a) Operating Expense Payments. Commencing from and after the Commencement Date, Sublessee shall pay to Sublessar, as additional rent, in equal monthly installments, in advance on the first day of each month, (prorated for any partial month) without setoff or deduction whatsoever the annual sum of $332,944.45 ($27,745.38 per month; $10.50 per rentable square foot of the Subleased Premises) (the "FIXED OPERATING EXPENSE CHARGE") as payment to Sublessor for Sublessor's costs of operating and maintaining the Building. Beginning on the first anniversary of the Commencement Date and on each successive anniversary thereafter during the Term (the "ADJUSTMENT DATES") the Fixed Operating Expense Charge shall be increased by three percent (3%) over the Fixed Operating Expense Charge in effect for the period immediately preceding the applicable Adjustment Date.

      (b) Real Estate Taxes and Landlord Common Charge.

            (i) Commencing from and after the Commencement Date, Sublessee shall pay to Sublessor, as additional rent (prorated for any partial month) without setoff or deduction whatsoever, an amount (the "TAX AND COMMON
CHARGE AMOUNT") equal to the Sublessee's proportionate share (i.e. 27.87%) of the Sublessor's payments to Landlord under Article 8 of the Prime
Lease. Sublessee shall pay the Tax and Common Charge Amount to Sublessor within thirty (30) days after the rendition of a bill thereof by Sublessor, from time to time.

      (c) Electricity. Sublessee's costs for electrical current consumed in the Subleased Premises is included in the Fixed Operating Expense Charge, but may be increased pursuant to the terms of Section 6 herein.

      (d) Lab Gasses. Sublessee's costs for compressed air and natural gas consumed in the Subleased Premises is included in the Fixed Operating Expense Charge, but may be increased pursuant to the terms of Section 6 herein.

      (e) License Fee. Sublessee shall pay the Temp Lab Operating Expense Charge as provided in Section 35 of this Sublease in the same manner as the Fixed Operating Expense Charge.

      (f) Sums Due as Additional Rent. All sums of money (except for Base Rent) as shall become due from Sublessee to Sublessor hereunder shall be deemed additional rent. If Sublessee fails to make any payment of additional rent when due, Sublessor shall have (in addition to all other remedies) the same rights and remedies with respect thereto as provided in this Sublease(including, without limitation, the provisions of the Prime Lease incorporated by reference) for nonpayment of Base Rent or additional rent.

5.    RENT PAYMENTS.

      (a) All Base Rent, additional rent and other charges payable by Sublessee to Sublessor under this Sublease shall be paid to Sublessor at the following address:

                Purdue Pharma, L.P.
                One Stamford Forum
                Stamford, CT 06901
                Attention: James O'Brien, Chief Accountant

or such other place, or to such agent and at such place, as Sublessor may designate by notice to Sublessee. Notwithstanding anything to the contrary set forth herein, Sublessee shall pay the first installment of Monthly Base Rent, the Fixed Operating Expense Charge, Tax and Common Charge Amount and Security Deposit (as hereinafter defined) simultaneously with the execution and delivery of this Sublease by Sublessee to Sublessor.

      (b) Notwithstanding the foregoing, Sublessee, at its election, may pay any item of Base Rent, additional rent or other charges payable by Sublessee to Sublessor under this Sublease by wire transfer made to such account as Sublessor may have contemporaneously herewith designated in writing.

      (c) From time to time during the Term, Sublessor may designate a new address and/or wire transfer account for payment of the aforesaid items by giving reasonable prior written notice thereof to Sublessee in accordance with the provisions of Section 19 hereof.

6.    UTILITY SERVICES.

      (a) Costs for consumption of electrical current, lab gasses, HVAC (as hereinafter defined in Section 18) and other utilities in the Subleased Premises are included in the Fixed Operating Expense Charge based on the use of the Subleased Premises in strict conformity with the Permitted Use (as hereinafter defined in Section 8). If the use of the Subleased Premises is not in strict conformity with the Permitted Use, Sublessee shall, within thirty (30) days after the rendition of a bill thereof by Sublessor, from time to time, pay Sublessor for any additional costs incurred by Sublessor for such other use including, without limitation, increased utility costs, Nothing herein shall be deemed to allow Sublessee to use the Subleased Premises for any use other than the Permitted Use.

      (b) Notwithstanding anything to the contrary in this Sublease, Sublessee shall be entitled to HVAC service pursuant to the terms of Section 18 based upon usage solely from the existing (as of the date of this Sublease) air handling equipment serving the Subleased Premises. Sublessee shall pay for any additional air handlers or additional HVAC service installed in or supplied to the Subleased Premises, including without limitation, costs to submeter the Subleased Premises, at Sublessee's sole cost and expense. Nothing herein shall be deemed to allow Sublessee to install and/or use any additional air handling equipment or HVAC service without Sublessor's consent which consent shall not be unreasonably withheld provided such equipment or services (i) are consistent and compatible with the existing Building HVAC systems, (ii) Landlord has approved the installation of such services and (iii) Sublessee has complied with the terms of Section 15 of this Sublease and all applicable terms of the Prime Lease with respect to such equipment or services. If Sublessor, in its sole discretion, shall supply any additional HVAC service, Sublessee shall pay the costs thereof to Sublessor within thirty (30) days after the rendition of a bill thereof by Sublessor, from time to time.

7.    OBLIGATION TO IMPROVE.

Sublessee shall improve the Unfinished Space, and cause it to be constructed, at Sublessee's sole cost and expense, as a chemistry and biology lab in a manner that is architecturally similar to the improvements currently existing in the Building. Such improvements shall comply with all laws (as hereinafter defined) and the terms of Section 15 hereof. Sublessee shall obtain Sublessor's consent to the plans and specifications for such improvements pursuant to the terms of
Section 15 hereof. Sublessee shall commence the construction of the Unfinished Space immediately after the Commencement Date and approval by Sublessor of the plans and specifications for such construction and diligently pursue such construction to completion. Sublessee shall complete the construction to the Unfinished Space as required herein, on or prior to the nine (9) month anniversary of the Commencement Date.

8.    USE

      (a) Sublessee (and any permitted occupants of the Subleased Premises) shall use and occupy (i) the Lab Space as a customary biology and chemistry laboratory, (ii) the Office Space for customary, general office use and (iii) the Unfinished Space for a customary biology and chemistry laboratory, (collectively, the "PERMITTED USE") provided however that each Permitted

Use is subject to all applicable zoning or other ordinances, rules, regulations, orders, decrees, statues and laws of any governmental entity, board, or bureaus (collectively "LAWS") and in no event shall Sublessee use or permit the use of the Subleased Premises or any part thereof in any manner or for any purpose which is not permitted under and consistent with the provisions of the Prime Lease or as a vivarium. For purposes of this Sublease, the terms "customary biology and chemistry laboratory" shall consist of customary research and development for the operation of Sublessee's business but shall specifically exclude (i) any chemical or biological production for commercial sale, (ii) BL3 or BL4 activities as classified by the US Center for Disease Control and (iii) the housing of or experimentation with live animals of any kind.

      (b) Sublessee shall, at its sole cost and expense, shield all equipment which generates or produces any electro-magnetic fields or emissions or wireless communication devices so that all generated fields are reasonably contained solely within the Subleased Premises and do not create any interference outside the Subleased Premises. If Sublessee fails to shield all such equipment or devices, Sublessee shall immediately remove and cease operation of such equipment or devices within three (3) days after rendition of notice from Sublessor to Sublessee advising Sublessee to remove such equipment or device.

9. CONDITION OF SUBLEASED PREMISES.

      (a) Sublessee acknowledges that Sublessee is hiring the Subleased Premises in "as-is" condition as of the date hereof. In making and executing this Sublease, Sublessee has not relied upon or been induced by any statements or representations of any person with respect to the physical condition of the Subleased Premises. Sublessee has relied solely on its own investigations, examinations and inspections of the Subleased Premises.

      (b) Notwithstanding the provisions of Section 9(a) above, Sublessor hereby agrees to deliver the Subleased Premises to Sublessee on the Commencement Date in broom clean condition, including any and all fixtures, furniture and furnishings (the "FURNITURE") existing within the Subleased Premises on the Commencement Date which Sublessee shall accept in its "as is" condition on the Commencement Date.

10. SUBORDINATION.

Sublessor and Sublessee agree that this Sublease is, and shall be, subject and subordinate to all of the terms, covenants and conditions of the Prime Lease, and to the matters to which the Prime Lease shall be subordinate. This Section shall be self operative and no further instrument of subordination shall be required to effectuate this provision.

11. INCORPORATION OF PRIME LEASE TERMS.

      (a) The terms, covenants and conditions of the Prime Lease are incorporated herein by reference so that, except as set forth in Section 11 (b) below or elsewhere in this Sublease, and except to the extent that such incorporated provisions are inapplicable to or modified by Section 11(c)below or other provisions of this Sublease (all such incorporated provisions, and all such incorporated provisions as so modified, are herein called the "INCORPORATED PROVISIONS"), all of the terms, covenants and conditions of the Prime Lease which bind or inure to the benefit of the Landlord thereunder shall, in respect of this Sublease, bind or inure to the benefit of Sublessor, said all of the terms, covenants and conditions of the Prime Lease which bind or inure to the benefit of the Tenant thereunder shall, in respect of this Sublease, bind or inure to the benefit of Sublessee, with the same force and effect as if such incorporated terms, covenants and conditions were completely set forth in this Sublease, and as if the words "landlord" and "tenant" or words of similar import, wherever the same appear in the Prime Lease, were construed to mean, respectively, "Sublessor" and "Sublessee" in this Sublease, and as if the words "premises," "occupied premises", "property" and "demised premises" or words of similar import, wherever the same appear in the Prime Lease, were construed to mean "Subleased Premises" in this Sublease, and as if the word "lease" or words of similar import, wherever the same appear in the Prime Lease, were construed to mean this "Sublease" except that references to "Occupied Premises" in Article 7 of the Prime Lease shall be deemed to refer to the "Subleased Premises" only and references to "Landlord" therein shall be deemed to refer to Landlord and not Sublessor. Sublessee shall not do, or permit to be done, any act or thing that would result in an increase in any of the rents, additional rents, or any other sums or charges payable by Sublessor under the Lease or any other obligation or liability of Sublessor under the Lease or that is (or, with notice and/or the passage of time, would be) a default under the Lease.

      (b) The following provisions of the Prime Lease shall not be incorporated herein by reference and shall not apply to this Sublease: the preamble and witness statements; Article 1; Article 2; Article 3 except Sections 3.12 (a) and
(b) and except that Sublessee shall comply with Section 3.12 and all references to "Landlord" in these Sections shall be deemed to refer to Landlord and not Sublessor; Articles 4 - 6; the third sentence in Section 7.1, the first and second sentences in Section 7.2; Article 8; Article 9 except that any signage proposed by Sublessee shall be in compliance with Section 33 of this Sublease; Articles 10-11; Sections 12.1(a)(ii)and b(ii), the penultimate sentence in
Section 12.3, the eleventh sentence in Section 12.4 and all of 12.5; Article 16;
Article 18; Article 20; Article 21; Article 24; Sections 25.4(a) and (b);
Article 27; Article 28; Article 31; Article 34; Article 35; Articles 37 & 38;
Article 40; Articles 43 - 46; Sections 47.1 - 47.13, 47.15 - 47.17, 47.20,
Article 48, Article 49 and all exhibits to the Prime Lease.

      (c) The following provisions of the Prime Lease shall be incorporated herein by reference, but shall be modified as indicated:

            (i) The definition of "Commencement Date" set forth in the Prime Lease shall be deleted in its entirety and replaced with the definition of "Commencement Date" set forth above in this Sublease.

            (ii) The definition of "Expiration Date" set forth in the Prime Lease shall be deleted in its entirety and replaced with the definition of "Expiration Date" set forth above in this Sublease.

            (iii) The definition of "Fixed Rent" under the Prime Lease shall be replaced with the definition of "Base Rent" set forth above in this Sublease.

            (iv) The definition of "Term" under the Prime Lease shall be modified to mean the term of this Sublease as described above in this Sublease.

      (d) To the extent any term or condition of this Sublease conflicts with any term or condition of the Prime Lease, as between Sublessor and Sublessee (but not as to Landlord), this sublease shall govern.

      (e) Any and all representations and warranties of Landlord set forth in the Prime Lease shall be deemed to be representations and/or warranties of Landlord and shall not be deemed to be representations and/or warranties of Sublessor and Sublessee shall look solely to Landlord in connection with any breach and/or enforcement thereof.

      (f) All provisions of the Prime Lease that require Sublessor, as tenant, to submit, exhibit, supply or provide to Landlord, as lessor, evidence, certificates, or any other matter or thing shall be deemed to require Sublessee to submit, exhibit, supply or provide the same to both Landlord and Sublessor. Sublessee shall submit, exhibit, supply or provide the same to Sublessor and Sublessor shall submit the same to Landlord, provided however that the submittal to Landlord of any such materials by Sublessor shall not be deemed consent to any request for approval by Sublessee. In no event shall Sublessee make any direct submissions or requests or provide any documentation or materials directly to Landlord.

      (g) Whenever the approval or consent of Landlord is required under any provision of the Prime Lease or this Sublease, Sublessee shall be required to obtain the written approval or consent of Sublessor, and Sublessor shall forward any request for consent and thereafter use commercially reasonable efforts to obtain like approval or consent of Landlord. Whenever Sublessor has agreed that a required approval or consent shall not be unreasonably withheld or delayed it shall be deemed reasonable for Sublessor to withhold or delay its approval or consent if Landlord shall have delayed or refused to give any approval or consent that may be requested of if related to the same matter. Sublessor shall have no liability for any failure or refusal on the part of Landlord to grant any such approval or consent. Nothing contained herein shall require Sublessor to grant its approval or consent merely because Landlord has granted it approval or consent.

12. SUBLESSEE'S DEFAULT/INDEMNIFICATION AND SUBLESSOR'S REMEDIES.

      (a) An "Event of Default," or default by Sublessee as used in this Sublease, shall mean (i) any default by Sublessee under any term, covenant or condition of this Sublease (including, without limitation, any provision of the Prime Lease incorporated herein by reference) and which default shall have been continued beyond applicable cure periods provided in this Sublease, (ii) any default of tenant under the Prime Lease, if the same is caused by an act of default of Sublessee, (iii) default in the payment of Base Rent or additional rent within three (3) days after Sublessor's notice to Sublessee that same is due; (iv) Sublessee's failure to perform any other non-monetary provision of this Sublease within thirty (30) days (or immediately if the failure involves a hazardous condition or may cause a default or forfeiture under the Prime Lease or may cause a violation of Law) after notice from Sublessor; (v) Sublessee's failure to restore or increase the Security Deposit as required in Section 25 herein;

 (vi) Sublessee's abandonment or vacatur of the Subleased Premises (which shall be conclusively presumed if the Subleased Premises remains unoccupied for more than 10 consecutive days); (vii) any voluntary or involuntary proceedings are filed by or against Sublessee under any bankruptcy, insolvency or similar laws and, in the case of any involuntary proceedings, are not dismissed within thirty
(30) days after filing or (viii) Sublessee's failure or inability to, or admitting in writing of its inability to, pay its debts as they become due.

      (b) If Sublessee shall be in default of any term, covenant or condition of this Sublease, Sublessor shall have available to it all of the remedies available to Landlord under the Prime Lease in the event of a like default on the part of the tenant thereunder. The mention in the Prime Lease or this Sublease of any particular right or remedy shall not preclude Sublessor from exercising any and all other rights and remedies available to it hereunder at law and in equity or pursuant to the terms of this Sublease. Upon an occurrence of any default or Event of Default by Sublessee, Sublessor shall also have the following rights and remedies, any one of which may be pursued successively or cumulatively as Sublessor may elect: (i) accelerate all Base Rent, additional rent and other sums due or to become due hereunder, which shall thereupon be immediately due and payable in full and (ii) Sublessor may terminate the right of Sublessee to possession of the Subleased Premises without terminating this Sublease by giving notice thereof to Sublessee and Sublessor may remove all occupants and property from the Subleased Premises, using such force as may be necessary to the extent allowed by laws, without being guilty of in any manner of trespass, eviction or forcible entry and without relinquishing Sublessor's right to Base Rent or any additional rent or any other right given to Sublessor hereunder or by operation of law or in equity. Notwithstanding anything to the contrary herein or in the Prime Lease, Sublessor shall not have any obligation to relet the Subleased Premises or otherwise mitigate its damages in the event of a default by Sublessee.

      (c) Sublessee shall indemnify, defend and hold harmless Sublessor from and against all claims, liabilities, damages, losses, costs and expenses (including reasonable attorneys' fees and disbursements) attributable to any damages that Landlord shall seek to recover from Sublessor attributable to a default by Sublessee under the terms of this Sublease and Sublessee shall also indemnify, defend and hold Sublessor harmless from and against all claims, damages, liabilities, losses, costs, expenses (including, without limitation, reasonable attorney's fees and disbursements) which Sublessor incurs due to a failure by Sublessee to comply with any obligation of Sublessee under this Sublease or which arises from the use or occupancy of the Subleased Premises or any business conducted therein or any accident or occurrence therein or from any work or thing whatsoever done by or any condition created by or any other act or omission of Sublessee.

      (d) In addition, Sublessee shall not do, or permit to be done by any party for whom Sublessee is legally responsible, any act or thing in or with respect to the Subleased Premises which will constitute a default under, or violation of, any of the terms, covenants or conditions of the Prime Lease which pertain to the Subleased Premises. Sublessee shall indemnify, defend and hold Sublessor harmless from and against all claims, losses, costs, expenses (including attorneys' fees and disbursements), damages and liability which Sublessor incurs due to a failure by Sublessee to comply (after the expiration of all applicable notice and cure periods) with any obligation of Sublessee under this Sublease which would constitute a default or under, or violation of, the Prime Lease.

      (e) Sublessor shall not take any action or fail to take any action which would be an Event of Default under the Prime Lease, provided the same does not arise out of or is a result of any action or failure to act by Sublessee. Sublessor shall indemnify, defend and hold Sublessee harmless from and against all claims, losses, costs, expenses (including reasonable attorneys' fees and disbursements), damages and liability which Sublessee incurs due to (i) any breach or nonperformance of any term contained in this Sublease or the Prime Lease on the part of Sublessor to be observed, provided the same is not due to negligence of Sublessee or a breach or failure by Sublessee (or anyone acting by or through Sublessee) to perform under the terms of this Sublease and (ii) any injury to persons in or about the Subleased Premises and caused by or resulting from the fault of Sublessor, its agents, employees, contractors or visitors. The provisions of Sections 12 (c), (d) and (e) hereunder shall survive the expiration or earlier termination of this Sublease.

13. LIABILITY INSURANCE.

      (a) Sublessee agrees that during the Term it shall obtain and keep in force the insurance policies required of Sublessor as tenant under Sections 8.4(b) -8.5 of the Prime Lease and such other insurance as Sublessor may from time to time reasonably require that Sublessee maintain and all such policies shall include the Sublessee, as insured, and Sublessor and Landlord, as additional insureds.

      (b) Sublessee shall furnish a certificate of insurance evidencing all of the above-described insurance policies prior to or upon execution of this Sublease and annually, no later than ten (10) business days after the expiration of each policy. All policies shall provide that no less than thirty (30) days prior written notice of cancellation, or non-renewal shall be given to the other party.

14. RESTRICTION ON ASSIGNMENTS, ETC.

      (a) Sublessee shall not assign, mortgage, pledge, encumber, or otherwise transfer this Sublease, whether by operation of law or otherwise, and shall not sub-sublet (or underlet), or permit or suffer the Subleased Premises or any part thereof to be used or occupied by others (whether for desk space, mailing privileges or otherwise), without Sublessor's prior consent in each instance which may be withheld in Sublessor's sole discretion. Any assignment, sub-sublease, mortgage, pledge, encumbrance or transfer in contravention of the provisions of this Section 14 shall (i) constitute an Event of Default under this Sublease and (ii) be null and void.

      (b) If Sublessee is a corporation, the transfer by one or more transfers, directly or indirectly, by operation of law or otherwise, of a majority of the stock of Sublessee shall be deemed a voluntary assignment of this Sublease; provided, however, that the provisions of this Section 14(f) shall not apply to the transfer of shares of stock of Sublessee if and so long as Sublessee is publicly traded on a nationally recognized stock exchange. For purposes of this Section the term "transfers" shall be deemed to include the issuance of new stock or of treasury stock which results in a majority of the stock of Sublessee being held by a Person or Persons, that do not hold a majority of the stock of Sublessee on the date hereof. If Sublessee is a partnership, the transfer by one or more transfers, directly or indirectly, by operation of law or otherwise, of a majority interest in the partnership shall be deemed a voluntary assignment of this Sublease. If Sublessee is a limited liability company, trust, or any other legal entity (including a corporation or partnership), the transfer by one or more transfers, directly or indirectly, of Control of such entity, however characterized, shall be deemed a voluntary assignment of this Lease.

      (c) Notwithstanding anything to the contrary herein and provided the same is permitted pursuant to the terms of the Prime Lease, Sublessee shall have the right, without Sublessor's consent but upon thirty (30) days prior notice, to assign this Sublease to a successor entity by merger or acquisition provided that (i) the nature of the business and the proposed use of the Subleased Premises shall be the same as the Permitted Use, and (ii) the net worth of the successor entity shall be equal to or greater than Sublessee's net worth on the date of this Sublease. No assignment shall be binding on Sublessor unless such assignee shall deliver to Sublessor an instrument containing a covenant of assumption by such assignee. Notwithstanding the foregoing, such assignment must not have been entered into, in whole or in part, as a subterfuge to avoid the obligations and restrictions set forth in this Sublease and no assignment shall act to release Sublessee from its obligations under this Sublease.

15. ALTERATIONS.

The following provisions regarding alterations shall supplement and be in addition to the provisions of the Prime Lease regarding alterations:

      (a) (i) SUBLESSEE'S ALTERATIONS. Sublessee shall not make any alterations, additions or other physical changes in or about the Subleased Premises, or other alterations to prepare the Subleased Premises for its use (collectively, "ALTERATIONS"), other than decorative Alterations such as painting, wall coverings and floor coverings (collectively, "DECORATIVE ALTERATIONS"), without Sublessor's (and if required by the Prime Lease, Landlord's) prior consent, which may be withheld in Sublessor's and/or Landlord's sole discretion. Sublessor will not unreasonably withhold its consent to Alterations so long as such Alterations (i) are non-structural and do not affect the building systems, (ii) are performed by contractors approved by Sublessor and/or Landlord to perform such Alterations, (iii) affect only the Subleased Premises and are not visible from outside of the Subleased Premises or the Building, (iv) do not affect the certificate of occupancy issued for the Building or the Subleased Premises, (v) are consistent with the design, construction and equipment of the Building, (vi) do not adversely affect any service furnished by Landlord or Sublessor in connection with the operation of the Building, (vii) are in compliance with all the terms of the Prime Lease and (viii) are consented to by Landlord pursuant to the terms of the Prime Lease. Notwithstanding anything to the contrary herein, all alterations by Sublessee shall be architecturally similar to the existing improvements in the building in Sublessor's reasonable judgment and all construction materials and laboratory furnishings shall be of equal or greater quality than those currently existing in the Building and any fume hoods and biosafety cabinets installed by Sublessee shall be from the same manufacturer.

            (ii) PLANS AND SPECIFICATIONS. Prior to making any Alterations, Sublessee, at its expense, shall (i) submit to Sublessor (and if required by the Prime Lease, to Landlord) for its approval, detailed plans and specifications (including layout, architectural, mechanical, electrical, plumbing, sprinkler and structural construction drawings using the AutoCAD Computer Assisted Drafting and Design System, Version 12 or later of each proposed Alteration (other than Decorative Alterations), (ii) obtain all permits, approvals and certificates required by any governmental authorities, (iii) furnish to Sublessor and to Landlord duplicate original policies or certificates of insurance (covering all persons to be employed and work to be completed by Sublessee, and Sublessee's contractors and subcontractors in connection with such Alteration) evidencing insurance policies and the terms as required in
Section 13, and (iv) furnish to Sublessor and Landlord such other evidence of Sublessee's ability to complete and to fully pay for such Alterations (other than Decorative Alterations), including posting a bond or other security, as is satisfactory to Sublessor (and if required by the Prime Lease, Landlord). Sublessee shall give Sublessor and Landlord (as required) not less than five (5) Business Days' notice prior to performing any Decorative Alteration, which notice shall contain a description of such Decorative Alteration.

            (iii) GOVERNMENTAL APPROVALS; PLANS. Upon completion of any Alterations, Sublessee, at its expense, shall promptly obtain certificates of final approval of such Alterations required by any Governmental Authority, and shall furnish Sublessor and Landlord with copies thereof, together with "as-built" plans and specifications for such Alterations (other than Decorative Alterations) prepared on the AutoCAD Computer Assisted Drafting and Design Systems Version 12 or later (or such other system or medium as Sublessor and Landlord may accept), using naming conventions issued by the American Institute of Architects in June, 1990 (or such other naming convention as Sublessor and Landlord may accept) and magnetic computer media of such record drawings and specifications, translated into DXF format or another format acceptable to Sublessor and Landlord.

      (b) MANNER AND QUALITY OF ALTERATIONS. All Alterations shall be performed
(i) in a good and workmanlike manner and free from defects, (ii) in accordance with the plans and specifications as required under paragraph (a) above, and by contractors, approved by Sublessor and Landlord, (iii) under the supervision of a licensed architect reasonably satisfactory to Sublessor and Landlord (other than Decorative Alterations), and (iv) in compliance with all in compliance with all applicable Laws, the terms of this Sublease, all procedures and regulations then prescribed by Landlord for work performed in the Building. All materials and equipment to be used in the Subleased Premises shall be of equal or greater quality than those currently existing in the Building as of the date of this Sublease, and no such materials or equipment shall be subject to any lien or other encumbrance.

      (c) REMOVAL OF SUBLESSEE'S PROPERTY. All Building Standard Alterations (as defined in this Section) shall be the property of Sublessor and/or Landlord and shall not be removed by Sublessee without the prior approval of Sublessor. All Above Building Standard Alterations (as defined in this Section) and Sublessee's property shall be and, except as hereinafter provided, shall remain the property of Sublessee. On or prior to the Expiration Date or sooner termination of the Term, Sublessee shall, at Sublessee's expense, remove all of Sublessee's property and, unless otherwise directed by Sublessor and/or Landlord: (i) close up any slab penetrations in the

Premises and (ii) remove any Alterations which (x) Sublessor is required to remove pursuant to the Prime Lease, (y) Sublessor advised Sublessee it must remove at the time of approval of Sublessee's plans for such Alterations and/or
(z) are Above Building Standard Alterations (but nothing herein shall give Sublessee a right to make any such alterations, additions and improvements). At least sixty (60) days prior to commencing the removal of any Alterations (including without limitations those specified in the preceding sentence) or the closing of any slab penetrations, Sublessee shall notify Sublessor of its intention to remove such Alterations or effect such closings, and if Sublessor and/or Landlord notifies Sublessee within such sixty (60) day period, Sublessee shall not remove such Alterations or close such slab penetrations, and the Alterations not so removed shall become the property of Sublessor and/or Landlord upon the Expiration Date or sooner termination of the Term. Sublessee shall repair and restore, in a good and workmanlike manner, any damage to the Subleased Premises and/or the Building caused by Sublessee's removal of any Alterations or Sublessee's property, or by the closing of any slab penetrations, and if Sublessee fails to do so, Sublessee shall reimburse Sublessor and/or Landlord, on demand, for Sublessor's and/or Landlord's cost of repairing and restoring such damage. Any Above Building Standard Alterations or Sublessee's property not removed on or before the Expiration Date or sooner termination of the Term shall be deemed abandoned (unless Sublessor previously advised Sublessee that it shall not so remove such Above Building Standard Alterations) and Sublessor may either retain the same as Sublessor's property or remove and dispose of same, and repair and restore any damage caused thereby, at Sublessee's cost and without accountability to Sublessee. For the purposes of this Sublease, (x) Alterations and improvements, the cost of which generally conform to the cost of improvements typically performed in connection with the initial occupancy of tenants in the Building for office and laboratory use are defined as "BUILDING STANDARD ALTERATIONS", and (y) Alterations or improvements which exceed Building Standard Alterations are defined as "ABOVE BUILDING STANDARD ALTERATIONS". Notwithstanding anything to the contrary herein, Sublessee shall not remove any laboratory benches or fume hoods from the Subleased Premises whether currently existing on the Subleased Premises or installed after the Commencement Date and all improvements made to the Unfinished Space by Sublessee which are standard laboratory improvements shall be deemed Building Standard Alterations and shall not be removed by Sublessee unless Sublessor so advised Sublessee prior to the expiration of the Term that Sublessee shall remove the same.

      (d) MECHANIC'S LIENS. Sublessee, at its expense, shall discharge any lien or charge filed against the Subleased Premises, the Building or the Real Property in connection with any work claimed or determined in good faith by Sublessor and/or Landlord to have been done by or on behalf of, or materials claimed or determined in good faith by Sublessor and/or Landlord to save been furnished to, Sublessee, within twenty (20) days after Sublessee's receipt of notice thereof by payment, filing the bond required by law or otherwise in accordance with law.

      (e) LABOR RELATIONS. Sublessee shall not employ, or permit the employment of, any contractor or laborer, or permit any materials to be delivered to or used in the Building, if, in Sublessor's and/or Landlord's sole judgment, such employment, delivery or use will interfere or cause any conflict or disharmony with other contractors or laborers engaged in the construction, maintenance or operation of the Building by Landlord, Sublessee or others, or the use and enjoyment of the Building by other tenants or occupants. In the event of such interference, conflict or disharmony, upon Sublessor's and/or Landlord's request, Sublessee shall cause all contractors or laborers causing such interference or conflict to leave the Building immediately.

      (f) SUBLESSEE'S COSTS. To the extent that any fees (administrative or otherwise) are due Landlord in connection with any Alterations made by Sublessee in the Subleased Premises (including the Initial Installations), Sublessee shall pay to Sublessor, within ten (10) days after demand, all out-of-pocket costs incurred by Sublessor in connection therewith, including, but not limited to, costs incurred in connection with (i) review of the Alterations (including review of requests for approval thereof), and (ii) the provision of Building personnel during the performance of any Alterations required by trade union policy or otherwise, to operate elevators or otherwise to facilitate Sublessee's Alterations.

      (g) SUBLESSEE'S EQUIPMENT. Sublessee shall not move any heavy machinery, heavy equipment, freight, bulky matter or fixtures into or out of the Building without Sublessor's and/or Landlord's prior consent and payment to Sublessor or Landlord of Landlord's reasonable charges in connection therewith. If any such machinery, equipment or other items require special handling, Sublessee agrees
(i) to employ only persons holding a Master Rigger's License to perform such work, and (ii)such work shall be done only during hours designated by Landlord.

      (h) LEGAL COMPLIANCE. The approval of plans or specifications, or the consent by Sublessor and/or Landlord to the making of any Alterations, does not constitute Sublessor's and/or Landlord's agreement or representation that such plans, specifications or Alterations comply with any Laws or the certificate of occupancy issued for the Building. Neither Sublessor nor Landlord shall have any liability to Sublessee or any other party in connection with Sublessor's and/or Landlord's approval of plans and specifications for any Alterations, or Sublessor's and/or Landlord's consent to Sublessee's performing any Alterations. If, as the result of any Alterations made by or on behalf of Sublessee, Sublessor and/or Landlord is required to make any alterations or improvements to any part of the Building in order to comply with any Laws, whether or not in the Subleased Premises, Sublessee shall pay all costs and expenses incurred by Sublessor and/or Landlord in connection with such alterations or improvements.

      (i) LANDLORD'S RIGHT OF CONSTRUCTION. Notwithstanding anything to the contrary herein, Sublessee shall comply with the provisions of Section 3.12 of the Prime Lease with respect to any alterations or improvements to the Unfinished Space and shall afford Landlord its construction right of first refusal as provided therein.

      (j) SUBLESSEE CONSTRUCTION OF THE UNFINISHED SPACE. Sublessor acknowledges that Sublessee is to build-out the Unfinished Space pursuant to the terms of
Section 7 of this Sublease (the "UNFINISHED SPACE ALTERATIONS") and that the Unfinished Space Alterations may affect the building systems and structure of the Building. Notwithstanding anything to the contrary herein, Sublessor will not unreasonably withhold its consent to the Unfinished Space Alterations provided (i) Landlord consents to the Unfinished Space Alterations, (ii) such alterations do not adversely affect building systems or the structural integrity of the building and (iii) such alterations otherwise comply with the provisions of this Section 15.

     (k) ENTRANCE APPEARANCE. Notwithstanding anything to the contrary in this Sublease, Sublessee shall not make any Alterations that may change the appearance of the space visible from the main lobby area without Sublessor's consent which may be withheld in Sublessor's sole discretion, it being understood that this space shall remain a first-class office/reception area at all times during the Term.

16.  REPAIRS

     (a) Sublessee shall make all repairs or replacements that Sublessor is required to make under the Prime Lease with respect to the Subleased Premises. To the extent Landlord makes any repair or replacement with respect to the Subleased Premises for which Sublessor is required to pay for all or any of the cost thereof, Sublessee shall, within thirty (30) days after rendition of a bill thereof by Sublessor from time to time, pay Sublessor for any such cost for which Sublessor is liable.

     (b) Sublessor reserves the right to make any and all changes, alterations, additions, improvements, repairs or replacements to any and all pipes, wires, cables, ducts, conduits and other equipment used by Sublessor to provide to Sublessee any of the services provided by Sublessor to Sublessee pursuant to this Sublease, as Sublessor deems necessary or desirable, provided that in no event shall the level of any such service decrease in any material respect from the level required of Sublessor in this Sublease as a result thereof (other than temporary changes in the level of such services during the performance of any such work by Sublessor). Sublessor shall use reasonable efforts to minimize interference with Sublessee's use and occupancy of the Subleased Premises during the making of such changes, alterations, additions, improvements, repairs or replacements, provided that Sublessor shall have no obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever. Except as otherwise provided herein, there shall be no abatement of Base Rent or any additional rent or allowance to Sublessee for a diminution of rental value, no actual or constructive eviction of Sublessee, in whole or in part, no relief from any of Sublessee's other obligations under this Sublease, and no liability on the part of Sublessor, by reason of inconvenience, annoyance or injury to business arising from Landlord, Sublessor, Sublessee or others making, or failing to make, any repairs, alterations, additions or improvements in or to any portion of the Building or the Subleased Premises, or in or to fixtures, appurtenances or equipment therein.

17.  FURNITURE.

     (a) Sublessee shall have the right, without charge by Sublessor therefor, to use all of the Furniture and telephone desk sets in the Subleased Premises, provided that Sublessee shall, throughout the term of the Sublease, take good care of same at Sublessee's sole cost and expense. All damage to the Furniture and telephone desk sets shall be repaired promptly by Sublessee at its sole cost and expense. Sublessee shall, at the expiration or earlier termination of the Sublease term, surrender all Furniture and telephone desk sets to Sublessor in the condition it was in on the Commencement Date subject, however, to reasonable wear and tear. Sublessee shall use the Furniture in a reasonable manner and only for the uses for which it was intended.

Sublessee accepts all risks with respect to the Furniture and Sublessor shall not be liable for any damage or loss caused by or attributable to the Furniture.

     (b) Notwithstanding anything to the contrary in this Sublease, Sublessee shall obtain and use its own telephone switch (PBX equipment) and telecommunications services, at its sole cost and expense.

     (c) Sublessor shall disconnect the existing data/voice wiring from the main point of demarcation in the Subleased Premises on or prior to the Commencement Date. Sublessee shall reterminate and redirect such wiring within the Subleased Premises at Sublessee's sole cost and expense.

18.  SERVICES/NON-LIABILITY OF SUBLESSOR/RENT ABATEMENT.

     (a) Sublessor shall have no obligation to comply with any laws, perform any work, or provide any services or make any repairs in or to the Subleased Premises whatsoever or to maintain any insurance or to perform any other obligation which is the obligation of Landlord under the Prime Lease. Sublessee recognizes that all services and repair obligations other than those to be provided by Sublessor pursuant to Sections 18(b) and (c) and Section 32, to which Sublessee is entitled under this Sublease are to be supplied by Landlord under the Prime Lease and not by Sublessor. In the event that Landlord shall fail to perform such services and/or repair obligations or shall refuse to comply with any of the provisions of the Prime Lease insofar as they materially affect Sublessee's occupancy of the Subleased Premises, Sublessor shall, at the written request of Sublessee, use commercially reasonable, good faith efforts to cause Landlord to so comply but without any obligation to incur any cost, expense, liability or obligation whatsoever. Sublessor shall be under no liability to Sublessee in the event of the failure by Landlord to supply any services, unless the same is due to the wrongful act or the wrongful failure to act (where action is required hereunder) of Sublessor.

     (b) Sublessor shall provide (1) standard heating and air-conditioning ("HVAC") service to the (x) Office Premises from 7 A.M. to 7 P.M. on Business Days, (y) Lab Space 24 hours per day provided that night temperature set-back shall be provided after 7 PM and on non- Business Days, (z) Unfinished Space in the same manner provided to the Lab Space upon Sublessee's completion of the Alterations to the Unfinished Space in accordance with plans approved by Sublessor therefor; (2) Uninterruptible Power Supply and emergency power (collectively the "EMERGENCY POWER") to the Subleased Premises provided that no Event of Default has occurred and to the extent that it currently exists within the Subleased Premises (i.e. Sublessee shall have the right, upon approval of plans therefor by Sublessor, to connect to the existing panels for the Emergency Power, but shall not create any new panels for such service); (3) hot and cold water to the Subleased Premises for ordinary office and bathroom use; (4) natural gas to the Lab Space and Unfinished Space for ordinary laboratory use;
(5) deionized water to the Lab Space and Unfinished Space for ordinary laboratory use and (6) ordinary laboratory vacuum system ("VACUUM SYSTEM") to the Lab Space and Unfinished Space for ordinary laboratory use.

     (c) Sublessor shall maintain, repair and replace, if necessary the HVAC system, Vacuum System, fire alarm and elevator servicing the Subleased Premises and shall maintain the common areas of the interior of the Building, at Sublessor's expense (as part of the Fixed Operating Expense Charge) unless any repairs, maintenance or replacements are due to Sublessee's negligence or Sublessee's alterations in which case Sublessee shall pay, as additional rent, Sublessor's cost and expense for such repair or maintenance or replacement. Notwithstanding anything to the contrary herein, Sublessor shall not be obligated to upgrade or make any additions to the HVAC system, Emergency Power or Vacuum System and Sublessee shall only use such systems within their design specifications. Sublessee shall also use the Vacuum System with traps and other protection devices so as to prevent the contamination of the Vacuum System piping and equipment with any chemical. If contamination of the Vacuum System occurs, Sublessee shall promptly decontaminate same or replace the component of the system contaminated at Sublessee's sole cost and expense (or shall pay the cost thereof to Sublessor if Sublessor elects, in its sole discretion, to perform such decontamination and/or replacement), and Sublessor reserves the right, in addition to any other rights or remedies Sublessor may have, to discontinue providing the Vacuum System or any other service provided to Sublessee if Sublessee fails to use such systems or services in the manner described herein.

     (d) Sublessor shall not be liable in any way to Sublessee for any failure, defect or interruption of any service, utility or other system to be supplied by Sublessor, including without limitation the Emergency Power, except if attributable to the gross negligence or willful misconduct of Sublessor, nor (except as otherwise provided in this Sublease) shall there be any allowance to Sublessee or diminution of rental value, nor shall the same constitute an actual or constructive eviction of Sublessee, in whole or in part, or relieve Sublessee of from any of its Sublease obligations. In addition, in no event (either through indemnity or otherwise) shall Sublessor be liable to Sublessee for any consequential, punitive or other damages.

     (e) Sublessee shall provide all cleaning and janitorial services to the Subleased Premises, including but not limited to the removal of biohazardous waste as referred to in Section 34 of this Sublease, at Sublessee's sole costs and expense, to the reasonable satisfaction of Sublessor. Sublessee shall keep its Premises clean and use the same cleaning service utilized by the Sublessor to clean the Building unless otherwise approved in writing by Sublessor. In addition, Sublessee shall make any non-structural repairs to the Subleased Premises and the fixtures and appurtenances therein as and when needed to preserve the Subleased Premises in good order and condition, except for reasonable wear and tear.

     (f) Notwithstanding anything to the contrary in this Sublease, in the event that Sublessee is unable to use all or more than 20% of the Subleased Premises for the ordinary conduct of its business as a result solely of (x) Sublessor's breach of an obligation under this Sublease to perform repairs or provide services or (y) disruption in any required services to the Subleased Premises due solely to Sublessor's negligence or willful misconduct, in each case other than as result of (i) a fire or other casualty, (ii) breach of this Sublease by Sublessee or any action or inaction by Sublessee, (iii) breach of the Prime Lease by Landlord or any action or inaction by Landlord or (iv) any other cause not within Sublessor's control, and such condition continues for a period in excess of ten (10) consecutive Business Days after the date of notice from Sublessee to Sublessor (the "ABATEMENT NOTICE") stating Sublessee's inability to use all or more than 20% percent of the Subleased Premises, then, provided Sublessee vacates and does not use all or such portion of the Subleased Premises, the Base Rent shall be abated on a per diem basis and in proportion to the portion of the Subleased Premises not used by Sublessee for the period commencing on the eleventh (11th) day after Sublessor receives the Abatement Notice, and ending on the earlier of the date on which (A) Sublessee reoccupies all or a portion of the Subleased Premises for the ordinary conduct of its business, or (B) such condition is substantially remedied.

19.  NOTICES

Subject to the provisions of Section 5 hereof, any notice, demand, bill, invoice, statement or communication which either Sublessor or Sublessee may desire or be required to give to the other in connection with this Sublease shall be in writing and shall be deemed to have been sufficiently given or rendered if delivered by hand (against a signed receipt), or by reputable overnight courier service (against a signed receipt), or by registered or certified mail (return receipt requested), to such other party at the following addresses:

           To Sublessor:      Purdue Pharma, L.P.
                              One Stamford Forum
                              Stamford, CT 06901
                              Attention: Diana Lenkowsky

                              copy to:

                              Herrick, Feinstein, LLP
                              2 Penm Plaza
                              Newark, NJ 07105
                              Attention: Joann B. Birle, Esq.

           To Sublessee:

                Before Sublessee commences business in the Subleased Premises:

                              Amicus Therapeutics, Inc.
                              675 U.S. Highway One
                              North Brunswick, NJ 08902
                              Attention: Ms. Allison Sorokin

                After Sublessee commences business in the Subleased Premises at the Subleased Premises:

                              Amicus Therapeautics, Inc.
                              6 Cedar Brook Drive
                              Cranbury, NJ 08512
                              Attention: Ms. Allison Sorokin
                              copy to:

                              Riker, Danzig, Scherer, Hyland & Peretti LLP
                              One Speedwell Avenue
                              Morristown, NJ 079625
                              Attention: Nicholas Racioppi, Jr., Esq.

           To Landlord:       Cedar Brook 10 Corporate Center, L.P.
                              1000 Eastpark Blvd.
                              Cranbury, NJ 08512

                              with a copy to:

                              Stephen J. Edwards, Esq.
                              59 Forrest Road
                              Randolph, NJ 07869

or to such other address(es) as Sublessor or Sublessee (or Landlord, if applicable) may designate as its new address(es) for such purpose by notice given to the parties in accordance with the provisions of this Section 19. Any such bill, invoice, statement, notice or communication shall be deemed to have been rendered or given on the date when it shall have been delivered (as evidenced by a signed receipt, or, as the case may be, the date of delivery shown on the return receipt) or upon refusal to accept delivery. Counsel for Sublessor and Sublessee may deliver notices on behalf of their respective clients in connection with this Sublease.

20.  TIME LIMITS.

The time limits set forth in the Prime Lease for the performance of any act or the making of any payment are, for the purposes of this Sublease, changed so that the time of Sublessee in a particular case hereunder to do or perform any act or make any payment shall be three (3) days less than the time of Sublessor as tenant under the Prime Lease to do so in such case (taking into account the maximum grace period, if any, relating thereto contained in the Prime Lease). Each party shall promptly deliver to the other party copies of all notices, requests or demands which relate to the Subleased Premises or the use or occupancy thereof after receipt of same from Landlord.

21.  BROKERAGE.

Sublessor and Sublessee warrant and represent to each other that in connection with this Sublease, they have dealt with no brokers except Triad Properties, Inc., ("TRIAD") Calloway Commercial ("CALLOWAY") and Cushman and Wakefield of New Jersey ("CW") (collectively, the "BROKER"). Sublessor and Sublessee shall indemnify, defend and hold the other harmless (including the payment of attorney's fees) from any claim of any broker that Sublessor or Sublessee had, or is alleged to have had, dealings with concerning this Sublease other than the Broker Sublessor shall pay Triad and CW any amounts to which Broker is entitled in connection with this Sublease, pursuant to a separate written agreement, and Triad shall pay to

Calloway any amounts to which Calloway is entitled in connection with this Sublease, pursuant to a separate written agreement.

22.  SURRENDER OF SUBLEASED PREMISES; HOLDING OVER.

     (a) Sublessor and Sublessee recognize that the damage to Sublessor resulting from any failure by Sublessee to timely surrender possession of the Subleased Premises may be substantial, may exceed the amount of the Base Rent and additional rent theretofore payable hereunder, and will be impossible to accurately measure. Sublessee therefore agrees that if possession of the Subleased Premises is not surrendered to Sublessor on or before the Expiration Date, in addition to any other rights or remedies Sublessor may have hereunder or at law or in equity, Sublessee shall:

          (i) pay to Sublessor for each month (or any portion thereof) during which Sublessee holds over in the Subleased Premises after the Expiration Date, a sum equal to the greater of (i) two times (2x) the aggregate of the Base Rent (as defined in the Prime Lease) and additional rent payable under the Prime Lease for the last full calendar month of the term thereunder, or (ii) two times
(2x) the fair market rental value of the Subleased Premises for such month (as reasonably determined by Sublessor);

          (ii) be liable to Sublessor for (A) any payment or rent concession which Sublessor may be required to make to any sublessee obtained by Sublessor for all or any part of the Subleased Premises (a "NEW SUBLESSEE") in order to induce such New Sublessee not to terminate its lease by reason of the holding-over by Sublessee, and (B) the loss of the benefit of the bargain if any New Sublessee shall terminate its lease by reason of the holding-over by Sublessee;

          (iii) be liable to Sublessor for, and indemnify, defend and hold Sublessor harmless from and against, any and all claims, actions, and suits by any New Sublessee and any and all costs, expenses (including attorneys' fees and expenses), losses, damages, liabilities, and obligations Sublessor may incur in connection therewith; and

          (iv) be liable to Sublessor for, and indemnify, defend and hold Sublessor harmless from and against, any and all claims, actions, suits, costs, expenses (including attorneys' fees and expenses), losses, damages, liabilities, and obligations Sublessor may incur under or in connection with the Prime Lease by reason of the holding-over by Sublessee.

     (b) No holding-over by Sublessee, nor the payment to Sublessor of the amounts specified above, shall operate to extend the Term hereof. Nothing herein contained shall be deemed to permit Sublessee to retain possession of the Premises after the Expiration Date, and no acceptance by Sublessor of payments from Sublessee after the Expiration Date shall be deemed to be other than on account of the amount to be paid by Sublessee in accordance with the provisions of this Section. If Sublessee does hold over, Sublessor may exercise any and all rights under this Sublease and/or as may exist at law and/or in equity (including, without limitation, resort to summary proceedings) to obtain possession of the Subleased Premises.

     (c) The obligations of Sublessee under this Section 22 shall survive the expiration or termination of the Term.

23.  CAPTIONS.

The captions in this Sublease are used for convenience and reference only and are not to be taken as part of this Sublease or to be used in determining the intent of the parties or otherwise interpreting this Sublease.

24.  SUCCESSORS AND ASSIGNS.

This Sublease shall be binding upon and inure to the benefit of Sublessor and Sublessee and their respective successors and permitted assigns.

25.  SECURITY DEPOSIT

     (a) Simultaneously with the execution and delivery of this Sublease, Sublessee has deposited (the "SECURITY DEPOSIT") with Sublessor the sum of Two Hundred Sixty-Seven Thousand Three Hundred Thirty-Eight Dollars ($267,338) to be held during the Term as security for the payment of the Base Rent, additional rent and all other sums of money payable by Sublessee under this Sublease, and for the faithful performance of all other covenants and agreements of Sublessee under this Sublease. The Security Deposit shall be returned to Sublessee (subject to the application thereof to any unpaid "SECURED OBLIGATION" as hereinafter defined) within thirty (30) days after the expiration date of this Sublease. Said Security Deposit be held in a non-segregated, non-interest bearing account.

     (b) Notwithstanding anything to the contrary set forth herein and subject to the terms and conditions of this Article 25, if Sublessee fails to commence construction and/or thereafter diligently continue and complete construction of the Unfinished Space in accordance with the plans approved therefor by Sublessor within nine (9) months after the Commencement Date, the Security Deposit shall be increased on the nine month anniversary of the Commencement Date (the "SECURITY INCREASE DATE") to Eight Hundred and Two Thousand Thirteen Dollars ($802,013) and such amount shall be deemed to be the Security Deposit hereunder. The failure by Sublessee to provide such increase in the Security Deposit shall be deemed to be a material breach of the terms of this Sublease and an Event of Default.

     (c) If an Event of Default shall occur hereunder, in addition to all of Sublessor's right and remedies set forth in this Sublease, within ten (10) days after notice by Sublessor, Sublessee shall immediately restore the Security Deposit to the full amount of the Security Deposit.

     (d) Sublessee's Federal Identification Number is (omitted).

     (e) If an Event of Default shall occur and be continuing, Sublessor may, subject to the terms and conditions hereinafter set forth, apply the whole or any part of the Security Deposit (i) toward the payment of any Base Rent or any item of additional rent due under this Sublease as to which Sublessee is then in default beyond any applicable notice, cure and/or grace period and (ii) toward any sum which Sublessor may expend or may be required to expend by reason of Sublessee's default, beyond any applicable notice, cure and/or grace period, in respect of any of the terms, covenants and conditions of this Sublease (the obligations of Sublessee set forth in the foregoing clauses (i) and (ii) being referred to collectively herein as the "SECURED OBLIGATIONS"). If Sublessor applies or retains any part of the proceeds of the Security Deposit, Sublessee, upon demand by Sublessor, shall deposit with Sublessor the amount so applied or retained so that Sublessor shall have the full Security Deposit on deposit as security for the Secured Obligations, at all times during the Term.

     (f) In lieu of the cash security deposit, Sublessee may at any time during the Term deliver to Sublessor and shall thereafter maintain in effect a clean, irrevocable, non-documentary and unconditional letter of credit, in the form attached hereto as EXHIBIT E (the "LETTER OF CREDIT") issued by and drawable upon any commercial bank, trust company, national banking association or savings and loan association with offices for banking and drawing purposes in the State of New Jersey (the "ISSUING BANK"), which has outstanding unsecured, uninsured and unguaranteed indebtedness, or shall have issued a letter of credit or other credit facility that constitutes the primary security for any outstanding indebtedness (which is otherwise uninsured and unguaranteed), that is then rated, without regard to qualification of such rating by symbols such as "+" or "-" or numerical notation, "Aa" or better by Moody's Investors Service and "AA" or better by Standard & Poor's Ratings Service (and is not on credit-watch with negative implications), and has combined capital, surplus and undivided profits of not less than $500,000,000. The Letter of Credit shall (i) name Sublessor as beneficiary, (ii) be in the amount of the Security Deposit, (iii) have a term of not less than one (1) year, (iv) permit multiple drawings, (v) be fully transferable by Sublessor multiple times without the consent of Sublessee and without the payment of any fees or charges, (vi) be payable to Sublessor or an authorized representative of Sublessor upon presentation of only the Letter of Credit and a sight draft and shall not contain as a condition to a draw the requirement of Sublessor's certification or other statement as to the existence of Sublessee's default, and (vii) otherwise be in form and content satisfactory to Sublessor. If upon any transfer of the Letter of Credit, any fees or charges shall be so imposed, then such fees or charges shall be payable solely by Sublessee and the Letter of Credit shall so specify. The Letter of Credit shall provide that it shall be deemed automatically renewed, without amendment, for consecutive periods of one (1) year each thereafter during the Term through the date that is at least sixty (60) days after the Expiration Date, unless the Issuing Bank sends a notice (the "NON-RENEWAL NOTICE") to Sublessor by certified mail, return receipt requested, not less than sixty (60) days prior to the then-current expiration date of the Letter of Credit, stating that the Issuing Bank has elected not to renew the Letter of Credit. Sublessor shall have the right to draw upon the Letter of Credit (in whole or in part, at Sublessor's discretion) at any time or times that Sublessor shall, under this Sublease, be entitled to retain or apply all or any portion of the Security Deposit. Sublessor also shall have the right, upon receipt of a Non-Renewal Notice, to draw the full amount of the Letter of Credit, by sight draft on the Issuing Bank, and shall thereafter hold or apply the cash proceeds of the Letter of Credit pursuant to the terms of this Section 25. The Letter of Credit shall state that drafts drawn under and in compliance with the terms of the Letter of Credit will be duly honored upon presentation to the Issuing Bank at an office location in the State of New Jersey or the State of Connecticut. The Letter of Credit shall be subject in all respects to the International Standby Practices 1998, International Chamber of Commerce Publication No. 590. Sublessee shall cooperate, at

Sublessee's expense, with Sublessor to promptly execute and deliver to Sublessor any and all modifications, amendments, and replacements of the Letter of Credit, as Sublessor may reasonably request to carry out the intent, terms and conditions of this Section 25. If Sublessee is required to increase the Security Deposit as required in this Section 25, Sublessee may tender to Sublessor a replacement Letter of Credit for such increased amount and thereupon, Sublessor shall exchange the Letter of Credit it is then holding for such replacement Letter of Credit. If Sublessor applies or returns any part of the proceeds to the Security Deposit, Sublessee, upon demand by Sublessor, shall deposit with Sublessor the amount so applied or retained in the form of an additional letter of credit meeting the requirements hereof, or an increase in the amount of the tetter of credit meeting the requirements hereof so that Sublessor shall have the full Security Deposit on deposit as security for the Secured Obligations, at all times during the Term.

     (g) Upon an assignment of the Sublease and assumption of the obligations of Sublessor by the assignee, Sublessor shall have the right to transfer the cash Security Deposit or the Letter of Credit, as applicable, to the assignee. With respect to the Letter of Credit, within ten (10) days after notice from Sublessor of any such anticipated assignment, Sublessee, at its sole cost, shall arrange for the transfer of the Letter of Credit to the new sublessor, as designated by Sublessor in the foregoing notice, or to have the Letter of Credit reissued in the name of the new sublessor. Sublessee shall look solely to the new sublessor for the return of such cash Security Deposit or Letter of Credit, and the provisions of this subsection shall apply to every transfer or assignment made of the Security Deposit to a new sublessor. Sublessee will not assign or encumber, or attempt to assign or encumber, the cash Security Deposit or Letter of Credit, and neither Sublessor nor its successors or assigns shall be bound by any such actual or attempted assignment or encumbrance.

     (h) Any cash proceeds of the Letter of Credit which are not otherwise applied or retained by Sublessor as provided in this Section 25 shall be invested in a non-segregated, non-interest bearing account.

     (i) The foregoing notwithstanding, it shall be an Event of Default under this Sublease if Sublessee delivers such a Letter of Credit and the Issuing Bank sends a Non-Renewal Notice to Sublessor, or if for any reason the Letter of Credit is not renewed in a timely manner during the entirety of the Term, or if for any reason the Letter of Credit is not maintained by Sublessee in full force and effect, in the amount of the Security Deposit during the entirety of the Term.

26.  ACCESS.

     (a) Subject to the terms and provisions of this Sublease and the Prime Lease, Sublessee shall have access to the Subleased Premises 24 hours per day, every day of the year.

     (b) Sublessee and Sublessor acknowledge that as of the date of this Sublease, Sublessor provides certain security services to the Building. Sublessee will comply with all security procedures from time to time implemented by Sublessor, including, without limitation, requirements that any person entering the Building sign in and/or present satisfactory identification at the concierge desk and that deliveries be made to a secured freight entrance. Nothing herein shall impose any obligation on the part of Sublessor to supply or to cause to be supplied such security services, or any other security services. Sublessor shall maintain, or cause to be maintained the current level of security offered by Sublessor in the Building including the operation of the current front desk service in the lobby of the Building.

     (e) Sublessor shall have the right, from time to time, to adopt reasonable rules and regulations with respect to Sublessor's operation and maintenance of the Building including, without limitation, rules governing access to the Building.

27.  INTENTIONALLY OMITTED.

28.  PERFORMANCE OF OBLIGATIONS OF LANDLORD UNDER THE PRIME LEASE/OTHER.

Notwithstanding anything to the contrary in this Sublease, Sublessor and Sublessee agree as follows:

     (a) Sublessee shall not in any event have any rights in respect of the Subleased Premises greater than Sublessor's rights to such space under the Prime Lease.

     (b) Any obligation of Sublessor which is contained in this Sublease (including, without limitation, any obligation for the providing of services, performance of repairs, or otherwise) by the incorporation by reference of the provisions of the Prime Lease may be observed or performed by Sublessor using commercially reasonable efforts to cause Landlord under the Prime Lease to observe and/or perform the same, and Sublessor shall have a reasonable time to use such reasonable efforts to so do; and, notwithstanding any provision to the contrary, as to obligations contained in this Sublease by the incorporation by reference of the provisions of the Prime Lease, Sublessor shall not be required to make any payment or perform any obligation, and Sublessor shall have no liability to Sublessee for any matter whatsoever, except for Sublessor's obligation to pay the rent and additional rent due under the Prime Lease and for Sublessor's obligation to use commercially reasonable efforts where required by this Sublease, upon request of Sublessee, to cause the landlord under the Prime Lease to observe and/or perform its obligations under the Prime Lease.

     (c) Sublessor shall not be responsible for any failure or interruption, for any reason whatsover, except Sublessor's gross negligence or intentional wrongful act, of any of the services or facilities that may be appurtenant to or supplied at the Building by the Landlord under the Prime Lease or otherwise, and no failure to furnish, or interruption of, any such services or facilities shall give rise to any (i) abatement, diminution or reduction of Sublessee's obligations under this Sublease, (ii) constructive eviction, whether in whole or in part, or (iii) liability on the part of Sublessor.

     (d) Sublessee and Sublessor hereby release the other or anyone claiming by, through or under the other under this Sublease and the Prime Lease and the Landlord or anyone claiming by, through or under the Landlord under the Prime Lease by way of subrogation or otherwise to the extent that Sublessor released the Landlord under the Prime Lease and/or the Landlord under the Prime Lease was relieved of liability or responsibility pursuant to the provisions of the Prime Lease, and Sublessee will cause its insurance carriers to include any clauses or endorsements in favor of Sublessor and the Landlord under the Prime Lease which Sublessor is required to provide pursuant to the provisions of the Prime Lease, or Sections 13 and 15(a)(ii) of this Sublease.

      (e) In any instance when Sublessor's consent or approval is required under this Sublease, Sublessor's refusal to consent to or approve any matter or thing shall be deemed reasonable if, inter alia, such consent or approval has not been obtained from the Landlord under the Prime Lease. In the event that Sublessee shall seek the approval by or consent of Sublessor and Sublessor shall fail or refuse to give such consent or approval, Sublessee shall not be entitled to any damages for any withholding or delay of such approval or consent by Sublessor, it being intended that Sublessee's sole remedy shall be an action for injunction or specific performance and that said remedy of an action for injunction or specific performance shall be available only in those cases where Sublessor shall have expressly agreed in writing not to unreasonably withhold or delay its consent.

      (f) If for any reason whatsoever the term of the Prime Lease shall terminate prior to the expiration date of this Sublease, this Sublease shall thereupon be terminated and Sublessor shall not be liable to Sublessee by reason thereof. Upon such termination, the obligations of Sublessor and Sublessee (other than the obligation of Sublessee for the payment of any monies then owing to Sublessor and such other obligations that are expressly made to be effective upon the termination of this Sublease as are set forth in the Lease and incorporated herein by reference and/or as are set forth in this Sublease) shall cease, except that the parties shall remain liable for any obligations incurred prior to any such termination date for any matter occurring prior to such date.

      (g) If Sublessee shall at any time fail to make any payment or perform any other obligation of Sublessee hereunder, then Sublessor shall have the right, but not the obligation, after three (3) days' notice to Sublessee, or without notice to Sublessee in the case of any emergency or if such failure would be a default under the Prime Lease, and without waiving or releasing Sublessee from any obligations of Sublessee hereunder, to make such payment or perform such other obligation of Sublessee in such manner and to such extent as Sublessor shall deem necessary, and in exercising any such right, to pay any incidental costs and expenses, employ attorneys, and incur and pay reasonable attorneys' fees. Sublessee shall pay to Sublessor upon demand all sums paid by Sublessor and all incidental costs and expenses of Sublessor in connection therewith, together with interest thereon at the Late Charge as defined in the Prime Lease from the date of the making of such expenditures.

29. SUBLESSEE'S SINGLE RIGHT OF FIRST OFFER

      (a) Sublessor shall offer to sublease to Sublessee (the "ROFO OFFER"), one time only, on the terms set forth in this Section 29, the vacant, unfinished space remaining on the first floor chemistry wing of the Building, as more particularly identified on the floor plan which is attached hereto and made a part hereof as EXHIBIT D (the "ROFO SPACE"), upon the commencement by Sublessor of active negotiations to sublease the ROFO Space to a third party. For purposes hereof, the term "active negotiations" shall be deemed to mean the exchange of term sheets and/or phone calls and/or other communications with a third party (or a broker for such third party) regarding the leasing of the ROFO Space to such third party. Sublessor shall provide Sublessee with written notice (the "ROFO NOTICE") of the initiation of Sublessee's ROFO Offer.

            (i) The Base Rent payable for the ROFO Space shall be the per square foot rental then applicable to the Unfinished Space under this Sublease.

            (ii) Sublessee's proportionate share for the ROFO Space shall be calculated accordingly under the terms of this Sublease with respect to obligations under Section 4 of this Sublease.

            (iii) The term of the ROFO Space shall be coterminous with the Term of this Sublease as same may be earlier terminated.

            (iv) Sublessee shall accept the ROFO Space in its "as-is" condition on the ROFO Space Commencement Date (as hereinafter defined), and Sublessor shall not be required to perform any work in the ROFO Space, provide any rent abatement or any other rent concessions, make any contributions, or render any services to make the ROFO Space ready for Sublessee's use or occupancy.

            (v) On the ROFO Space Commencement Date, the Subleased Premises shall be deemed to include the ROFO Space for all purposes of this Sublease and except as set forth in this Section 29, the subleasing of the ROFO Space shall be upon all of the other then applicable terms, covenants and conditions contained in this Sublease with respect to the Subleased Premises.

      (b) If Sublessee chooses to accept the ROFO Offer in accordance with the provisions of this Article, Sublessee shall notify Sublessor in writing within seven (7) days of the date of the ROFO Notice that Sublessee will accept the ROFO Offer. TIME SHALL BE OF THE ESSENCE with respect thereto. Sublessee agrees that if it accepts the ROFO Offer, it shall be bound by and subject to the terms stated therein. The ROFO Space Commencement Date shall be the date which is seventeen (17) days after the date of the ROFO Notice.

      (c) Promptly after the acceptance of the ROFO Offer, (i) the parties shall execute, upon the request of either party, any amendment or other documentation reasonably requested to reflect Sublessee's acceptance of the ROFO Offer and the inclusion of the ROFO Space within the Subleased Premises. Notwithstanding the foregoing, Sublessee agrees that failure or omission to execute such documentation shall not effect the inclusion of the ROFO Space within the Subleased Premises.

      (d) If Sublessee does not timely accept or fails to timely accept the ROFO Offer for any reason whatsoever, the ROFO Offer shall be deemed null and void and of no force or effect, and Sublessor shall be entitled to Sublease such ROFO Space to others at such rental and upon such terms and conditions as Sublessor in its sole discretion may determine. Sublessee shall, within five (5) days after Sublessor's request therefor, deliver an instrument in form reasonably satisfactory to Sublessor confirming the aforesaid waiver of the specifically made ROFO Offer, but no such instrument shall be necessary to make the provisions hereof effective.

      (e)Notwithstanding anything to the contrary contained in this Section 29, Sublessor shall not be obligated to make the ROFO Offer to Sublessee, Sublessee shall have no right to sublease the ROFO Space, and Sublessor shall have the right to Sublease the ROFO Space to a third party (i) if and for as long as a default shall then exist under this Sublease beyond any applicable notice, grace or cure periods; or (ii) if there shall have been a termination, cancellation or surrender of this Sublease or a surrender of all or any portion of the Subleased Premises; or (iii) if Sublessee is not fully occupying the Subleased Premises; or (iv) once Sublessor subleases the ROFO Space to any other third party in accordance with the provisions of this Section 29. In addition to and not in limitation of the foregoing, if any third party desires to sublease the ROFO Space together with any other space in the Building (whether or not such space is contiguous), then the provisions of this Section 29 shall be deemed null, void and of no further force or effect, Sublessor shall be under no obligation to make the ROFO Offer to Sublessee and Sublessee shall have no right whatsoever to sublease the ROFO Space pursuant to the terms of this Section 29 and the provisions of this Section 29 shall be deemed automatically terminated.

      (f) Notwithstanding anything to the contrary contained herein, as of the date which is the 2nd anniversary of the Commencement Date, the provisions of this Section 29 shall expire and be deemed null, void and of no further force or effect, and Sublessor shall have no obligation to make the ROFO Offer to Sublessee and Sublessee shall have no right whatsoever to sublease the ROFO Space pursuant to the terms of this Section 29.

      (g) Notwithstanding anything to the contrary herein, Sublessor shall have the right to offer or sublease the ROFO Space or any portion thereof to any of its affiliates, subsidiaries or other related entities and such offer or sublease shall not require Sublessor to make the ROFO Offer to Sublessee and Sublessee shall not have the right to sublease the ROFO Space in the case of such an offer or sublease.

30. MISCELLANEOUS.

      (a) Sublessor represents that, to the best of its knowledge, the copy of the Prime Lease attached hereto as EXHIBIT F is a true, full and complete copy of the Prime Lease (as redacted) and that the Prime Lease is in full force and effect.

      (b) This Sublease may be executed in multiple counterparts, and each such counterpart shall be considered an original, but all of which together shall constitute one and the same instrument.

31. PARKING. Sublesee shall be entitled to its proportionate share of on-site parking in the surface parking area serving the Building for use by its employees, customers and invitees on a non-exclusive basis pursuant to the terms of the Prime Lease. Sublessee acknowledges that Sublessor has no repair, maintenance or other obligations with regard to the parking area serving the Building, but Sublessor reserves the right to close off or otherwise alter sections of the parking area in Sublessor's reasonable discretion.

32. FOOD SERVICE. Provided Sublessee is (i) not in default under the terms of this Sublease and (ii) occupying substantially all of the Subleased Premises as subtenant, Sublessor shall provide reasonable, basic food service at the Building for Sublessee's employees to purchase breakfast and lunch ("SUBLESSOR'S FOOD SERVICE") and Sublessor, in its sole discretion, shall have the right to
(x) relocate, diminish or otherwise change the currently existing cafeteria in the Building and or the operations thereof and/or (y) modify the food service in any manner, from time to time, except that Sublessor will provide Sublessor's Food Service.

33. SIGNAGE. Provided Sublessee is not in default pursuant to the terms of this Sublease and Sublessee is occupying substantially all of the Subleased Premises, Sublessee shall be entitled to install, at its sole expense and subject to the approval of Landlord pursuant to the terms of the Prime Lease and the approval of Sublessor, which may be withheld in the Sublessor's sole discretion, a sign for the purpose of identifying Sublessee, which sign shall be no larger than 24" x 18"and shall be located under Sublessor's existing sign on the fixed glass panel adjacent to main the entrance door at the main lobby of the Building. Additionally Sublessee may install signage on the main entrance door into the Subleased Premises. This signage shall be collectively no larger than 12" x 24". All signage shall comply with the terms of the Prime Lease and all Laws. All signs installed by Sublessee shall be maintained by Sublessee in good condition and Sublessee shall remove all signs at the end of the Term and repair any damage caused by such installation, existence of removal.

34. HAZARDOUS MATERIALS; BIO-HAZARDOUS WASTE; ISRA COMPLIANCE.

      (a) In addition to the provisions of Article 12 of the Prime Lease as incorporated herein by reference pursuant to Paragraph 11(b) of the Sublease, Sublessee warrants, represents and covenants to Sublessor that Sublessee's use of the Subleased Premises will at all times comply and conform to all applicable Laws which relate to the use, transportation, storage, placement, handling, treatment, discharge, generation, production, existence or disposal (collectively "USE OR TREATMENT") of any waste, waste products, radioactive waste, petroleum products, poly-chlorinated biphenyls, asbestos, hazardous materials as defined under applicable Laws, and any substance which is regulated by any Laws, statute, ordinance, rule or regulation, and any Bio-Hazardous Waste (collectively "HAZARDOUS MATERIALS"). Sublessee further covenants that it will not engage in or permit any of Sublessee's agents, employees, representatives, contractors, invitees, vendors, licensees sub-subtenants, assignees, or occupants of the Subleased Premises to engage in any Use or Treatment of any Hazardous Materials and Bio-Hazardous Waste on or which affects the Office Park, unless said Use or Treatment complies with and conforms to all Laws relating to such Hazardous Materials, "BIO-HAZARDOUS WASTE" means any waste, substance or material (solid, liquid or gaseous) existing, generated, produced or resulting from any use, storage, research, production or testing of biological agents, including without limitation, any definition thereof or reference thereto in applicable Laws.

      (b) At Sublessee's sole liability, risk, cost, and expense, Sublessee shall provide proper receptacles and containers for all Hazardous Materials and Bio-Hazardous Waste and shall make such arrangements as shall be necessary, proper, and/or required for the Use or Treatment or disposal of Sublessee's Hazardous Material and Bio-Hazardous Waste in strict compliance with all applicable Laws. Scheduling for the disposal of Sublessee's Hazardous Materials and Bio-Hazardous Waste shall be reasonably coordinated with Sublessor and Sublessee shall, upon request by Sublessor, provide Sublessor with all required documentation evidencing Sublessee's removal and Use or Treatment of all Hazardous Materials and Bio-Hazardous Waste in compliance with all applicable Laws. Sublessor assumes no duty, obligation, or liability with respect to Sublessee's Hazardous Material and Bio-Hazardous Waste and Sublessee shall indemnify Sublessor and Prime Landlord from all liability arising out of the existence of Hazardous Materials and Bio-Hazardous Waste which arise during Sublessee's (or its agents, employees, representatives, contractors, invitees, vendors, licensees sub-subtenants, assignees or occupants of the Subleased Premises) use or occupancy of the Subleased Premises including, without limitation, the use, existence, creation, storage, transportation, or disposal thereof.

      (c) Promptly upon receipt of any Notice, as hereinafter defined, from any party, Sublessee shall deliver to Sublessor a true, correct and complete copy of any written Notice or a true, correct and complete report of any non-written Notice. Additionally, Sublessee shall notify Sublessor immediately after having knowledge of any Use or Treatment of Hazardous Material or Bio-Hazardous Waste, which does not comply with or conform to all Laws relating to such Hazardous Material or Bio-Hazardous Waste or any Spill, as hereinafter defined, of same in or affecting the Subleased Premises. "NOTICE" shall mean any note, notice, or report, which constitutes or alleges, or states facts which could reasonably result in any of the following:

            (i) any suit, proceeding, investigation, order, consent order, injunction, writ, award or action related to or affecting or indicating the Use or Treatment of any Hazardous Material or Bio-Hazardous Waste in or affecting the Subleased Premises;

            (ii) any spill, contamination, discharge, leakage, release or escape of any Hazardous Material or Bio-Hazardous Waste in or affecting the Office Park, whether sudden or gradual, accidental or anticipated, or of any other nature (hereinafter "SPILL");

            (iii) any dispute relating to Sublessee's or any other party's Use or Treatment of any Hazardous Material or Bio-Hazardous Waste or any Spill in or affecting the Office Park;

            (iv) any claims by or against any insurer related to or arising out of any Hazardous Material or Bio-Hazardous Waste or Spill in or affecting the Office Park;

            (v) any recommendations or requirements of any governmental or regulatory authority, insurer or board of underwriters relating to any Use or Treatment of Hazardous Material or Bio-Hazardous Waste or a Spill in or affecting the Office Park; or

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
            (vi) any legal requirement or deficiency related to the Use or Treatment of Hazardous Material or Bio-Hazardous Waste or any Spill in or affecting the Office Park.

      (d) In the event that Sublessee or any of Sublessee's agents, employees, representatives, invitees, vendors, licensees, sub-subtenants, assignees or other party or entity entering the Office Park on behalf of or at the request of Sublessee has caused, suffered or permitted, directly or indirectly, any Spill in or affecting the Office Park, then Sublessee shall promptly and diligently take all of the following actions:

            (i) notify Sublessor, as provided herein;

            (ii) take all steps necessary or required by (a) the Prime Lease and
(b) the NJDEP or the appropriate governmental or regulatory agency, to clean up such Spill and any contamination related to the Spill, all in accordance with the requirements, rules and regulations of gay or federal environmental department or agency having jurisdiction over the Spill;

            (iii) fully restore the Office Park to its condition prior to the Spill subject to the requirements of the Prime Lease and any applicable Laws and as required by the NJDEP,

            (iv) allow Sublessor or its agents and any state or federal environmental department or agency having jurisdiction thereof to monitor and inspect all cleanup and restoration related to such Spill; and

            (v) provided Sublessee has not purchased or fails to maintain environmental insurance liability coverage in the amount of at least One Million ($ 1,000,000) dollars, then if any clean-up or other remedial action is required of Sublessee under this Section 34 which would cost more than $200,000 to comply, at the written request of Sublessor, post a bond or obtain a letter of credit for the benefit of Sublessor (drawn upon a company or bank satisfactory to Sublessor) or deposit an amount of money in an escrow account under Sublessor's name upon which bond, letter of credit or escrow Sublessee may draw, and which bond, letter of credit or escrow shall be in an amount sufficient to meet all of Sublessee's obligations under this Section 34. Sublessor shall have the unfettered right to draw against the bond, letter of credit or escrow in its discretion in the event that Sublessee is unable or unwilling to meet its obligations under this paragraph or, if Sublessee fails to post a bond or obtain a letter of credit or deposit such cash as is required herein, then Sublessor, at Sublessee's cost and expense, may, but shall have no obligation, do so for the benefit of Sublessee and do those things which Sublessee is required to do under this Section 34 and Sublessee will reimburse Sublessor for all costs incurred within ten (10) days of demand.

      (e) Sublessee hereby agrees that it will indemnify, defend, save and hold harmless Sublessor and Prime Landlord and each of their respective members, partners, officers, directors, employees and mortgagees (collectively "INDEMNIFIED PARTIES") against and from, and to reimburse the Indemnified Parties with respect to, any and all damages, claims, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses, court costs, administrative costs, costs of appeals and all clean up, administrative, fines, penalties and enforcement costs of applicable governmental agencies) which may be incurred by or asserted

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

against the Indemnified Parties, either directly or indirectly, by reason or arising out of; (i) the breach of any representation or undertaking of Sublessee under this Section 34; or (ii) the Treatment of any Hazardous Material or any Spill caused by or related to Sublessee or any of its agents, employees, representatives, contractors, invitees, vendors, licensees, sub-subtenants, assignees or other party occupying the Subleased Premises or entering the Office Park on behalf of or at the request of Sublessee; or (iii) the presence of any Hazardous Materials in or upon the Subleased Premises which did not exist in or upon the Subleased Premises prior to the Commencement Date of this Sublease. Sublessee shall not be required to indemnify the Indemnified Parties for any damages referred to herein if such damage results from the presence of any Hazardous Materials existing in or on the Office Park or Subleased Premises prior to the Commencement Date of this Sublease (the "PRE-EXISTING MATERIAL") unless such damage is related to the disturbance or exacerbation of the Pre-Existing Material or negligence or willful misconduct (which results in the disturbance or exacerbation of the Pre-Existing Materials) by Sublessee or any of its agents, employees, representatives, contractors, invitees, vendors, licensees, sub-subtenants, assignees or other party occupying the Subleased Premises or entity entering the Office Park on behalf of or at the request of Sublessee.

      (f) Sublessor shall indemnify Sublessee and its members, partners, officers, directors, employees against and from any and all damages, claims, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses, court costs, administrative costs, costs of appeals and all clean up, administrative, fines, penalties and eaforcement costs of applicable governmental agencies) which may be incurred by or asserted against same, either directly or indirectly, by reason of or arising out of the Treatment of any Hazardous Material or any Spill caused by Sublessor or any of its agents, employees, representatives, contractors, invitees, or vendors with respect to the Subleased Premises. Sublessor shall notify Sublessee of any Spill (of which it has received actual or constructive notice) that adversely affects the Subleased Premises. Sublessor shall also (i) take all steps required by the NJDEP to clean up any Spill that adversely affects Sublessee's use of the Subleased Premises which is caused by Sublessor or any of its agents, employees, representatives, contractors, invitees, or vendors, or
(ii) use reasonable efforts to have the Prime Landlord or any of Sublessor's licensees, subtenants or assignees meet their obligations with respect to any such Spill caused by such entities which adversely affects Sublessee's use of the Subleased Premises.

      (g) The obligations of Sublessee and Sublessor under this Section 34 shall survive any termination or satisfaction of this Sublease.

      (h) Sublessee shall comply with ISRA and all regulations promulgated thereunder from to time and the requirements under the Prime Lease with respect to the activities of Sublessee at the Subleased Premises including, without limitation the closing, termination or transfer of any operation or other activity of the Sublessee. Notwithstanding the foregoing, Sublessee shall provide the evidence of compliance referred to in Section 12.4 of the Prime Lease and any other ISRA requirements related to Sublessee's use of the Subleased Premises at least six (6) months prior to Sublessee's surrender of the Subleased Premises or any portion thereof. Sublessee hereby represents and warrants that its NAICS No. is 541710 and that it shall

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

inform Sublessor of any change in its NAICS number and obtain Sublessor's and Landlord's consent for any change in the nature of its business to be conducted in the Subleased Premises.

      (i) Sublessee shall have no responsibility for any ancillary or reporting costs for ISRA compliance that arise as a result of any action or inaction of Sublessor, including by way of example but without limitation, termination of Sublessor's operations, except for such costs for which Sublessee would otherwise be responsible pursuant to the terms of this Sublease.

35. TEMP LAB LICENSE. Provided Sublessee is not in default under the terms of this Sublease, Sublessor grants Sublessee a license to use the laboratory space and access thereto consisting of 1,280 rentable square feet and as depicted on EXHIBIT C hereto (the "TEMP LAB"), for a term which shall commence upon the delivery of possession of the Temp Lab to Sublessee (the " TEMP LAB COMMENCEMENT DATE") and shall end on the date which is the six month anniversary of the Temp Lab Commencement Date, or such earlier date upon which the Term hereunder may expire or terminate pursuant to any provision set forth herein (the "TEMP LAB EXPIRATION DATE") Sublessor estimates that the Temp Lab Commencement Date shall occur no later than thirty (30) days after the Commencement Date of this Sublease. Sublessee shall be entitled to use such Temp Lab pursuant to the terms herein as if such Temp Lab were part of the Subleased Premises, provided however that Sublessee shall not pay any Base Rent for said license but shall pay $10.50 per rentable square foot of the Temp Lab ($13,440 per annum; $ 1,120 per month) as additional rent herein (the "TEMP LAB OPERATING EXPENSE CHARGE") subject to the terms (including without limitation the escalations, in Section 4(a)) of this Sublease. Commencing on the Commencement Date (and pro-rated for any partial month), Sublessee shall pay the Temp Lab Operating Expense Charge in equal monthly installments in advance on the first day of each month (prorated for any partial month) without setoff or deduction whatsoever.

      (a) Sublessee shall accept the Temp Lab in its "as-is" condition and shall keep the Temp Lab in good order and repair as if the Temp Lab were part of the Subleased Premises. Sublessee shall not be entitled to make any alterations or changes to the Temp Lab. Sublessee shall be entitled to use the fixtures (the "FIXTURES") in the Temp Lab and shall take good care of the Fixtures at Sublessee's sole cost and expense. All damage to the Fixtures shall be promptly repaired by Sublessee at its sole cost and expense.

      (b) The Temp Lab is subject to all the terms and conditions of this Sublease as if it were part of the Subleased Premises (including without limitation, Sublessee's insurance requirements pursuant to Section 13 herein), except as otherwise expressly set forth in this Section 35. Sublessor shall have the right to enter upon the Temp Lab at any time to inspect the same or for any other reason.

      (c) Sublessee shall use the Temp Lab solely as a temporary, but customary science and chemistry laboratory and in compliance with the terms of the Sublease (including, without limitation, the terms of Section 8), the Prime Lease, all Laws and any policies and procedures with respect to the use of the Temp Lab promulgated by Sublessor from time to time. Any policies and procedures promulgated by Sublessor with respect to Sublessee's use of the Temp Lab shall be in keeping with Sublessor's then applicable policies and procedures for use of the

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

Temp Lab or space similar to the Temp Lab. In no event shall the Temp Lab be used as a vivarium. Sublessee shall also disclose to Sublessor the existence of any toxic reagents to be brought into or used within the Temp Lab and Sublessee's detailed safety precautions with respect to the use, storage and handling of these reagents. In no event shall Sublessee store, use or bring or cause to be stored, used or brought into the Temp Lab any "Scheduled" or controlled substances.

      (d) Sublessee acknowledges and agrees that the privileges granted to Sublessee hereunder shall merely constitute a license and shall not be deemed to grant Sublessee a subtenancy, leasehold or other real property interest in the Temp Lab or any portion thereof. Sublessee shall promptly vacate and remove all its property from the Temp Lab on the Temp Lab Expiration Date (or sooner termination of the license granted herein or this Sublease) and repair any damage to the Temp Lab and/or the Fixtures therein so as to place the Temp Lab and/or the fixtures therein as closely as possible, in the same condition as existed as of the Temp Lab Commencement Date, normal wear and tear excepted Sublessor shall have the right, in addition to all rights or remedies it may have at law or in equity and to deny Sublessee access to the Temp Lab If Sublessee fails to properly vacate the Temp Lab on or prior to the Temp Lab Expiration Date.

36. DAMAGE; DESTRUCTION; CONDEMNATION.

      (a) If all or any part of the Subleased Premises or any other part of the Building shall be damaged by fire or other casualty or be condemned or taken in any manner for a public or quasi - public use, then (i) Sublessor shall not be required by this Sublease to repair, restore or rebuild the same, (ii) the parties acknowledge that Landlord shall be required to repair, restore or rebuild the same to the extent provided in the Prime Lease, and (iii) if by reason of any such fire or other casualty or condemnation Sublessor shall receive an abatement of rent or additional rent relating directly to the Subleased Premises, there shall be a corresponding abatement of Base Rent or additional rent payable hereunder in proportion to the percentage of the abatement of Base Rent and Additional Rent Sublessor receives under the Prime Lease in respect of the Subleased Premises.

      (b) If the Prime Lease shall be terminated by either party thereto pursuant to Article 11 thereof, Sublessor shall promptly deliver written notice thereof to Sublessee and this Sublease shall terminate on and as of the same date, without any liability of either party to the other on account thereof

      (c) If the Prime Lease shall terminate or be terminated (by either party thereto) pursuant to Article 24 thereof, Sublessor shall promptly deliver written notice thereof to Sublessee and this Sublease shall terminate on and as of the same date, without liability of either party to the other on account thereof.

      (d) Except as provided in subsection (g) hereto, this Sublease shall not terminate by reason of any casualty or condemnation unless the Prime Lease is terminated by Sublessor or Landlord pursuant to the terms of the Prime Lease.

      (e) If any part of the Building shall be lawfully taken by condemnation or in any other manner for any public or quasi-public use or purpose and this Sublease shall not terminate pursuant to Section 36(c) hereof, then

            (i) this Sublease shall continue in full force and effect except as provided below, and

            (ii) (A) if all of the Subleased Premises shall be so taken, then this Sublease shall terminate, without liability of either party to the other on account thereof, and (B) if any part, but not all, of the Subleased Premises shall be so taken then (i) on the date of such taking this Sublease shall terminate as to such part of the Subleased Premises, without liability of either party with respect to such part on account thereof, and (ii) from and after such date, the rents hereunder shall be reduced pro-rata according to the rentable area of such part of the Subleased Premises.

      (f) In no event shall Sublessee be entitled to any portion of any award in any proceeding with respect to any taking and Sublessee hereby assigns to Sublessor any such portion or Interest which it may have by operation of law, except that Sublessee may make a claim with respect to the unamortized portion of its improvements to the Unfinished Space to the appropriate condemning authority, provided that same does not reduce any award to Sublessor or Prime Landlord.

      (g) Notwithstanding anything to the contrary herein, but without limiting Prime Landlord's or Sublessor's rights under the Prime Lease, if during the last two (2) years of the Term of this Sublease, the Subleased Premises are destroyed by fire or other casualty which venders at least 1/3 of the floor area of the Subleased Premises untenantable or unusable for Sublessee's intended use under this Sublease, Sublessee shall have the right to terminate this Sublease upon written notice to Sublessor within ten (10) days after the date of such casualty.

      (h) In case of any termination of this Sublease (in whole or in part) pursuant to this Section 36, rents shall be adjusted as of the date of termination, and any prepaid rents shall be refunded.

37. ADDITIONAL LAB GASES. Sublessee at its sole cost and expense, shall have the right to install supply tanks (the "TANKS") for the distribution of carbon dioxide (CO(2)) gas and nitrogen gas to the Lab Space, Temp Lab and Unfinished Space. The Tanks shall be located solely within the Premises in a location to be approved by Sublessor in it's sole discretion. The Tanks shall be connected to the existing piping within the Premises and Sublessee shall not make any alterations to said existing piping without Sublessor's prior consent which shall not be unreasonably withheld. Sublessee shall make and maintain all connections to the existing piping in compliance with all Laws. The size and use of such Tanks shall be in compliance with all Laws and subject to the approval of Sublessor. Sublessee shall maintain such Tanks and connections in good order and repair to avoid any leakage or other seepage from occurring with respect to such Tanks and shall indemnify Landlord, pursuant to the terms of Section 12 herein, for any claim, liabilities, damages, losses costs and expenses arising from or related to Sublessee's use, maintenance, storage or other handling of the Tanks, the gasses within them and the connections thereto. Sublessor shall have no liability to Sublessee with respect to Sublessee's use of the Tanks or additional lab gasses.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, this Sublease has been executed as of the day and year first above written.

WITNESS:                                 SUBLESSOR:

                                         PURDUE PHARMA L.P.

By: ______________________               By: /s/ Diana Lenkowsky
                                             ------------------------
                                             Name: Diana Lenkowsky
                                             Title: Vice President

WITNESS:                                 SUBLESSEE:
                                         AMICUS THERAPEUTICS, INC.

By: ______________________               By: /s/ John F. Crowley
                                             ------------------------
                                             Name: John F. Crowley
                                             Title: CEO

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